Exhibit 28.1


      Sections 180.0850-180.059 of the Wisconsin Business Corporation Law

     180.0850 DEFINITIONS APPLICABLE TO INDEMNIFICATION AND INSURANCE PROVISIONS.--In ss. 180.0850 to 180.0859:
     (1) "Corporation" means a domestic corporation and any domestic or foreign predecessor of a domestic corporation where the predecessor corporation's existence ceased upon the consummation of a merger or other transaction.
     (2) "Director or officer" of a corporation means any of the following:
     (a) An individual who is or was a director or officer of the corporation.
     (b) An individual who, while a director or officer of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, member of any governing or decision-making committee, manager, employee or agent of another corporation or foreign corporation, limited liability company partnership, joint venture, trust or other enterprise.
     (c) An individual who, while a director or officer of the corporation, is or was serving an employee benefit plan because his or her duties to the corporation also impose duties on, or otherwise involve services by, the person to the plan or to participants in or beneficiaries of the plan.
     (d) Unless the context requires otherwise, the estate or personal representative of a director or officer.
     (3) "Expenses" include fees, costs, charges, disbursements, attorney fees and any other expenses incurred in connection with a proceeding.
     (4)  "Liability"  includes the  obligation  to pay a judgment,  settlement, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, and reasonable expenses.
     (5) "Party" includes an individual who was or is, or who is threatened to be made, a named defendant or respondent in a proceeding.
     (6) "Proceeding" means any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person.
     180.0851 MANDATORY INDEMNIFICATION.--(1) A corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation.
     (2)(a) In cases not included under sub. (l), a corporation shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following:

     1. A wilful [sic] failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest.
     2. A violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful.
     3. A transaction from which the director or officer derived an improper personal profit.
     4. Wilful [sic] misconduct.
     (b) Determination of whether indemnification is required under this subsection shall be made under s. 180.0855.
     (c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of the director or officer is not required under this subsection.
     (3) A director or officer who seeks indemnification under this section shall make a written request to the corporation.
     (4)(a) Indemnification under this section is not required to the extent limited by the articles of incorporation under s. 180.0852.
     (b) Indemnification under this section is not required if the director or officer has previously received indemnification or allowance of expenses from any person, including the corporation, in connection with the same proceeding.
     180.0852 CORPORATION MAY LIMIT INDEMNIFICATION.--A corporation's articles of incorporation may limit its obligation to indemnify under s. 180.0851. Any provision of the articles of incorporation relating to a corporation's power or obligation to indemnify that was in existence on June 13, 1987, does not constitute a limitation on the corporation's obligation to indemnify under s.
180.0851. A limitation under this section applies if the first alleged act or omission of a director or officer for which indemnification is sought occurred while the limitation was in effect.

     180.0853 ALLOWANCE OF EXPENSES AS INCURRED.--Upon written request by a director or officer who is a party to a proceeding, a corporation may pay or reimburse his or her reasonable expenses as incurred if the director or officer provides the corporation with all of the following:

     (1) A written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation.

     (2) A written undertaking, executed personally or on his or her behalf, to repay the allowance and, if required by the corporation, to pay reasonable interest on the allowance to the extent that it is ultimately determined under
s. 180.0855 that indemnification under s. 180.0851(2) is not required and that indemnification is not ordered by a court under s. 180.0854(2)(b). The undertaking under this subsection shall be an unlimited general obligation of the director or officer and may be accepted without reference to his or her ability to repay the allowance. The undertaking may be secured or unsecured.

     180.0854 COURT-ORDERED INDEMNIFICATION.--(1) Except as provided otherwise by written agreement between the director or officer and the corporation, a director or officer who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. Application shall be made for an initial determination by the court under s. 180.0855(5) or for review by the court of an adverse determination under s. 180.0855(1), (2), (3), (4) or (6). After receipt of an application, the court shall give any notice that it considers necessary.
     (2) The court shall order indemnification if it determines any of the following:
     (a) That the director or officer is entitled to indemnification under s. 180.0851(1) or (2). If the court also determines that the corporation unreasonably refused the director's or officer's request for indemnification, the court shall order the corporation to pay the director's or officer's reasonable expenses incurred to obtain the court-ordered indemnification.
     (b) That the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether indemnification is required under s. 180.0851(2).
     180.0855 DETERMINATION OF RIGHT TO INDEMNIFICATION.--Unless otherwise provided by the articles of incorporation or bylaws or by written agreement between the director or officer and the corporation, the director or officer seeking indemnification under s. 180.0851(2) shall select one of the following means for determining his or her right to indemnification:
     (1) By a majority vote of a quorum of the board of directors consisting of directors who are not at the time parties to the same or related proceedings. If a quorum of disinterested directors cannot be obtained, by majority vote of a committee duly appointed by the board of directors and consisting solely of 2 or more directors who are at the time parties to the same or related proceedings. Directors who are parties to the same or related proceedings may participate in the designation of members of the committee.
     (2) By independent legal counsel selected by a quorum of the board of directors or its committee in the manner prescribed in sub. (1) or, if unable to obtain such a quorum or committee, by a majority vote of the full hoard of directors, including directors who are parties to the same or related proceedings.
     (3) By a panel of 3 arbitrators consisting of one arbitrator selected by those directors entitled under sub. (2) to select independent legal counsel, one arbitrator selected by the director or officer seeking indemnification and one arbitrator selected by the 2 arbitrators previously selected.
     (4) By an affirmative vote of shares as provided in s. 180.0725. Shares owned by, or voted under the control of, persons who are at the time parties to the same or related proceedings, whether as plaintiffs or defendants or in any other capacity, may not be voted in making the determination.
     (5)      By a court under s. 180.0854.
     (6) By any other method provided for in any additional right to indemnification permitted under s. 180.0858.
     180.0856 INDEMNIFICATION AND ALLOWANCE OF EXPENSES OF EMPLOYEES AND AGENTS.--(1) A corporation shall indemnify an employee who is not a director or officer of the corporation, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all reasonable expenses incurred in the proceeding if the employee was a party because he or she was an employee of the corporation.
     (2) In addition to the indemnification required by sub. (1), a corporation may indemnify and allow reasonable expenses of an employee or agent who is not a director or officer of the corporation to the extent provided by the articles of incorporation or bylaws, by general or specific action of the board of directors or by contract.

     180.0857 INSURANCE.--A corporation may purchase and maintain insurance on behalf of an individual who is an employee, agent, director or officer of the corporation against liability asserted against or incurred by the individual in his or her capacity as an employee, agent, director or officer or arising from his or her status as an employee, agent, director or officer, regardless of whether the corporation is required or authorized to indemnify or allow expenses to the individual against the same liability under ss. 180.0851, 180.0853,
180.0856 and 180.0858.

     180.0858 ADDITIONAL RIGHTS TO INDEMNIFICATION AND ALLOWANCE OF EXPENSES.--(1) Except as provided in sub. (2), ss. 180.0851 and 180.0853 do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under any of the following:

     (a) The articles of incorporation or bylaws.

     (b)  A  written   agreement   between  the  director  or  officer  and  the
corporation.
     (c) A resolution of the board of directors.
     (d) A resolution that is adopted, after notice, by a majority vote of all of the corporation's voting shares then issued and outstanding.
     (2) Regardless of the existence of an additional right under sub. (l), the corporation may not indemnify a director or officer, or permit a director or officer to retain any allowance of expenses unless it is determined by or on behalf of the corporation that the director or officer did not breach or fail to perform a duty that he or she owes to the corporation which constitutes conduct under s. 180.0851(2)(a) l, 2, 3 or 4. A director or officer who is a party to the same or related proceeding for which indemnification or an allowance of expenses is sought may not participate in a determination under this subsection.
     (3) Sections 180.0850 to 180.0859 do not affect a corporation's power to pay or reimburse expenses incurred by a director or officer in any of the following circumstances:
     (a) As a witness in a proceeding to which he or she is not a party.
     (b) As a plaintiff or petitioner in a proceeding because he or she is or was an employee, agent, director or officer of the corporation.
     180.0859 INDEMNIFICATION AND INSURANCE AGAINST SECURITIES LAW CLAIMS.--(1) It is the public policy of this state to require or permit indemnification, allowance of expenses and insurance for any liability incurred in connection with a proceeding involving securities regulation described under sub. (2) to the extent required or permitted under ss. 180.0850 to 180.0858.
     (2) Sections 180.0850 to 180.0858 apply, to the extent applicable to any other proceeding, to any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities, securities brokers or dealers, or investment companies or investment advisors.
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